Exhibit 10.8

November 4, 2010

PERSONAL AND CONFIDENTIAL

Dear Mr. Ruettgers:

On behalf of the entire Board of Gigamon LLC (the “Company”), I am delighted to invite you to join us as a Director of the company, subject to approval of the Board of Directors (the “Board”). The responsibilities of Board Members and our general governance policies are described in our “Restated Limited Liability Company Agreement of Gigamon LLC”. This letter describes a summary of the financial terms of this offer.

Your cash compensation as a Director will include a paid Board meeting fee of $1,000 for each Board meeting attended in person or via telephone. For each Board meeting attended in person, all travel and out of pocket expenses will be paid or reimbursed by Company.

Upon the effective date of your election to the Board on four year terms, you will be granted an option to purchase up to 410,000 units of the Company’s Performance Units at a $0.05 Base Value (as defined in the Plan) under the terms and conditions set forth in the grant agreement and the Company’s 2009 Performance Unit Plan (the “Plan”). During the period of your services, the units granted will vest in equal monthly installments for the 48 months. In the event of Initial Public Offering or Merger & Acquisition, the vesting of units can be accelerated with the approval from the Board.

To confirm your acceptance of this course of action, please sign and date one copy of this letter and return it to me in the envelope provided.

We look forward to your contributions as a Director.

Sincerely,

/s/ Ted Ho

Ted Ho
Chief Executive Officer

Accepted:

/s/ Michael Ruettgers	11/8/10
Michael Ruettgers	Date

Gigamon LLC, 598 Gibraltar Drive, Milpitas, CA 95035 U.S.A	Tel:(408)263-2022 Fax:(408)263-2023